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                                                                       Exhibit 5


                                                  December 3, 1996


Cambridge Technology Partners
  (Massachusetts), Inc.
304 Vassar Street
Cambridge, Massachusetts 02139

     Re:  S-3 Registration Statement
          --------------------------

Ladies and Gentlemen:

     We are counsel to Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Form S-3 Registration Statement (the "Registration Statement"), covering the sale to the public of up to 587,555 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), being sold by certain stockholders of the Company.

     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."


                                        Very truly yours,


                                        TESTA, HURWITZ & THIBEAULT, LLP